Exhibit 99.1

BAY BANKS OF VIRGINIA, INC., REPORTS FIRST QUARTER EARNINGS

Kilmarnock, VA, May 6, 2016; Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported earnings of $524,000 for the quarter ended March 31, 2016 compared to earnings of $381,000 for the same quarter in 2015.

“Earnings are the #1 priority for 2016 and net interest income continues to grow. Our Richmond region is now making a positive contribution to net income. Richmond loans have grown to $46 million and now make up 13% of total loans,” said Randal R. Greene, President and Chief Executive Officer.

He continued “Asset quality displayed some deterioration in the first quarter, but still remains strong. Apart from the loan fraud reported earlier this year, all of the Bank’s classified assets are tied to our Northern Neck franchise, which has never fully recovered from the last recession. Unemployment in the Northern Neck continues to be higher than other areas of the state, economic activity is low and real estate values are suppressed relative to other areas. This has resulted in continued stress for some of our Northern Neck borrowers. This is another reason Richmond is so important for us. Richmond adds diversity to our portfolio and the economic activity and opportunity in Richmond is much stronger than the Northern Neck.”

HIGHLIGHTS

•	Total loans grew by $2.2 million, or 0.6%, during the first quarter of 2016.

•	Earnings were $0.11 per share for the first quarter of 2016 compared to $0.08 per share for the first quarter of 2015.

•	Annualized return on average assets was 0.46% for first quarter of 2016 compared to 0.39% for the same period of 2015.

•	Excess cash was used to pay off $5 million in FHLB advances.

•	Total deposits declined by $3.2 million, or 0.9%, during the first quarter of 2016, as we reduced the level brokered deposits.

•	Total assets declined by $8.5 million, or 1.9%, during the first quarter of 2016.

•	The first quarter’s net interest margin was 3.35% compared to 3.44% for the prior quarter and 3.70% for the first quarter of 2015.

Net income for the first quarter of 2016:

•	Net interest income increased by 0.8%, or $28,000, on a linked-quarter basis and increased by 4.9%, or $162,000, compared to the first quarter of 2015.
•	Provision for loan losses decreased by $1.3 million on a linked-quarter basis, and decreased by $100,000 compared to the first quarter of 2015.
•	Noninterest income increased by $74,000 on a linked-quarter basis, decreased by $27,000 compared to the first quarter of 2015.
•	Noninterest expense decreased by $276,000 on a linked-quarter basis, and increased by $35,000 compared to the first quarter of 2015.

Asset quality:

•	As a percentage of tier 1 capital plus the allowance for loan losses, total classified assets increased to 30.4% as of March 31, 2016, compared to 25.8% for the prior quarter-end and 21.01% as of March 31, 2015, primarily due to the fraud noted above.
•	Total classified assets increased by $2.1 million on a linked-quarter basis, to $13.1 million, and increased by $4.3 million compared to March 31, 2015.
•	Nonperforming assets decreased by $431,000 on a linked-quarter basis, to $7.9 million, and increased by $1.9 million compared to March 31, 2015.
•	As a percentage of total assets, nonperforming assets were 1.76% as of March 31, 2016, compared to 1.82% on a linked quarter basis and to 1.51% as of March 31, 2015.
•	Annualized net loan charge-offs as a percent of average loans decreased to 0.09% during the first quarter, compared to 0.46% during the prior quarter and 0.03% during the first quarter of 2015.
•	Allowance for loan losses decreased to 1.17% of loans, from 1.22% in the prior quarter and up from 1.07% at March 31, 2015.
•	Coverage of loan loss reserves to non-performing loans was 80.2% as of March 31, 2016, compared to 65.5% at the prior quarter end and 102.1% at March 31, 2015.

Net interest margin:

•	Net interest margin decreased to 3.35% this quarter compared to 3.44% on a linked-quarter basis and 3.70% for the first quarter of 2015, as low market rates continue to affect loan yields.
•	Yield on earning assets decreased to 4.20% this quarter compared to 4.29% on a linked-quarter basis and 4.36% for the first quarter of 2015.
•	Cost of funds was 0.88% this quarter compared to 0.88% on a linked-quarter basis and up from 0.69% for the first quarter of 2015 due to the subordinated debt issued in May, 2015.

Capital levels remained solid:

•	Tangible common equity as a percent of tangible assets increased to 8.59% from 8.23% on a linked-quarter basis, and was 9.62% at March 31, 2015.
•	Tier 1 leverage ratio decreased to 8.67% this quarter compared to 8.84% last quarter and 9.89% at March 31, 2015.

FIRST QUARTER 2016 COMPARED TO FIRST QUARTER 2015

Net Interest Income

Net interest income for the first quarter of 2016 increased $162,000, or 4.9%, compared to the first quarter of 2015. This improvement was attributed to a $449,000 increase in interest income driven primarily by loan growth, which offset the reduced yield on loans. Interest expense increased by $287,000 due to growth of money market deposit accounts and the subordinated debt issued in May 2015.

Non-Interest Income

Non-interest income for the three months ended March 31, 2016 decreased $27,000, or 3.1%, compared to the three months ended March 31, 2015. This decrease was primarily the result of a $24,000 decrease in income related to sales of loans to FNMA.

Non-Interest Expense

For the three months ended March 31, 2016 and 2015, non-interest expense totaled $3.7 million and $3.6 million, respectively. The increase of $35,000 was primarily related to an increase of $12,000 in bank franchise taxes resulting from increased equity, and $16,000 in FDIC assessments resulting from higher deposits.

BALANCE SHEET

Total assets decreased by $8.5 million, or 1.9%, to $447.8 million during the first quarter of 2016. This was primarily due to a decrease in interest bearing deposits to pay off a $5 million maturing FHLB advance, reduced deposit balances and an increase in the loan portfolio. On the liability side of the balance sheet, for the same time frame, deposits decreased by $3.2 million, or 0.9%. Capital increased by $871,000 due primarily to earnings.

ASSET QUALITY

Non-performing assets and loan charge-off levels remain comparable to our peer banks. During the first quarter of 2016, non-performing assets, excluding troubled debt restructures (TDRs), decreased by $431,000 to $7.9 million, or 1.76% of assets. Classified assets increased by $2.1 million during the same period to $13.1 million, or 30.4% of tier 1 capital plus the allowance for loan losses. Loan charge-offs totaled 0.09% of loans during the quarter, compared to 0.46 % during the prior quarter.

For additional details on the Company’s financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data

Quarters ended:	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$447,837	$456,296	$429,966	$421,727	$393,598
Loans receivable	349,742	347,546	332,605	316,881	304,111
Deposits	356,613	359,858	339,384	333,601	308,848
Loans to deposits	98.1%	96.6%	98.0%	95.0%	98.5%

CAPITAL
Common equity	$40,440	$39,569	$40,058	$39,587	$39,756
Regulatory capital	49,987	49,559	49,246	49,097	41,850
Total equity to assets	9.03%	8.67%	9.32%	9.39%	10.10%
Tangible common equity to tangible assets	8.59%	8.23%	8.86%	8.92%	9.62%
Tier 1 Leverage Ratio	8.67%	8.84%	9.16%	9.52%	9.89%

PROFITABILITY MEASURES
Interest Income	$4,354	$4,313	$4,080	$3,955	$3,905
Interest Expense	890	877	853	701	603
Net Interest Income	$3,464	$3,436	$3,227	$3,254	$3,302
Provision for Loan Losses	(35)	1,243	84	205	65
Net Interest Income after Provision	$3,499	$2,193	$3,143	$3,049	$3,237
Noninterest Income	858	784	773	917	885
Noninterest Expense	3,680	3,956	3,585	3,616	3,645
Income before Taxes	$677	$(979)	$331	$350	$477
Income Taxes	153	(389)	50	56	96
Net Income	$524	$(590)	$281	$294	$381
Return on Average Assets	0.46%	-0.54%	0.26%	0.29%	0.39%
Return on Average Equity	5.24%	-5.93%	2.82%	2.96%	3.86%
Net interest margin	3.35%	3.44%	3.30%	3.49%	3.70%
Yield on earning assets	4.20%	4.29%	4.15%	4.23%	4.36%
Cost of funds	0.88%	0.88%	0.89%	0.76%	0.69%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.11	($0.12)	$0.06	$0.06	$0.08
Average basic shares outstanding	4,774,856	4,774,856	4,780,649	4,802,032	4,809,856
Diluted Earnings per share (EPS)	$0.11	($0.12)	$0.06	$0.06	$0.08
Diluted average shares outstanding	4,791,139	4,774,856	4,796,008	4,819,322	4,821,139
Tangible book value per share	$7.99	$7.81	$7.91	$7.79	$7.81
Period-end shares outstanding	4,774,856	4,774,856	4,774,856	4,787,856	4,802,856

ASSET QUALITY
Classified assets	$13,109	$11,041	$8,566	$9,846	$8,794
Classified assets to Tier 1 capital + ALL	30.39%	25.80%	20.20%	23.30%	21.01%
Non-performing assets (excluding TDR's)	$7,883	$8,314	$6,177	$7,466	$5,943
Non-performing assets to total assets	1.76%	1.82%	1.44%	1.77%	1.51%
Net charge-offs	$81	$394	$149	$13	$23
Net charge-offs to average loans	0.09%	0.46%	0.18%	0.02%	0.03%
Loan loss reserves to non-performing loans	80.17%	65.53%	88.00%	71.02%	102.11%
Loan Loss Reserve to Loans	1.17%	1.22%	1.01%	1.09%	1.07%